Table of Contents

Exhibit 4.8

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

FOURTH ADDENDUM TO THE SERVICE AGREEMENT AND OTHER COVENANTS

By this private instrument and in accordance with the law, the parties below:

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. - EMBRATEL, headquartered at Av. Presidente Vargas nº 1012, Centro, City of Rio de Janeiro, State of Rio de Janeiro, registered in the roll of corporate taxpayers (CNPJ/MF) under number 33.530.486/0001-29, herein represented by its Bylaws, hereinafter referred to as “EMBRATEL”;  and

NET SERVIÇOS DE COMUNICAÇÃO S.A, headquartered at Rua Verbo Divino, 1.356, in the City and State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 00.108.786/0001-65, and its subsidiaries, duly detailed in Exhibit I of the Agreement hereby amended (“NET Operations”), represented by their Articles of Incorporation, hereinafter referred to as “NET”,

Referred to, separately as Party, and jointly as Parties,

WHEREAS:

A.        On December 7, 2006, the parties entered into the Service Agreement and Other Covenants (“AGREEMENT”), subsequently amended on July 31, 2007 (“First Addendum”), April 10, 2008 (herein renumbered and re-entitled “Second Addendum”) and by its Third Addendum, through which NET provides Telecommunication and Other Services to EMBRATEL, enabling the latter to provide telecommunications services to its end customers (NETFONE).

B.        On December 29, 2009, the Parties entered into a Capacity Acquisition Agreement, through which EMBRATEL irrevocably acquired from NET [***] in local accesses to be used by EMBRATEL for the provision of telecommunication services to its end customers (hereinafter “the Capacity Acquisition Agreement”).

C.        The parties agree to adjust the calculation of the Fees set forth in the AGREEMENT in view of item B above.

The PARTIES hereto agree to formalize this addendum to the AGREEMENT, herein referred to as the “Fourth Addendum”, under the following terms and conditions:

CLAUSE 1 - PURPOSE

  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

1.1.            The purpose of this Fourth Addendum is to amend Clause “6. Fees” of the AGREEMENT in order to adjust the criteria used to calculate the Income which will serve as the basis for the monthly fees related to the provision of Telecommunications and Other Services.

CLAUSE TWO – AMENDMENTS

2.1.            Clause 6. Fees of the AGREEMENT shall now read as follows:

“6. Fees

6.1               The prices of Telecommunication Services and Other Services shall be determined according to the rules below and shall be jointly limited to the fees calculated according to item 6.1.2 below:

(i) The gross monthly price of Telecommunication Services, excluding the activation fee by the end customer provided for in item 6.3, shall be the amount determined by taking into account: (i) the number of new Voice Service customers; and (ii) market prices; and

(ii) The gross monthly price of Other Services shall be the amount corresponding to costs effectively incurred by NET for the execution of its obligations hereto, plus a 5% (five per cent) fee margin.

6.1.1                  The criteria for calculating the Income to be used as the basis for the monthly fees related to the provision of Telecommunications and Other Services as per item 6.1.2 below are:

6.1.1.1   Of the full amount collected from users as payment for the Voice Services (including, but not limited to, subscription revenues; local calls, fixed-fixed and fixed-mobile; domestic and international long-distance calls using CSP 21, fixed-fixed and fixed-mobile; from PUC of EMBRATEL, etc.), EMBRATEL shall deduct: (i) the interconnection costs (understood as the balance between interconnection revenues and expenses effectively incurred by EMBRATEL in its relationship with other operators, as a result of Voice Service calls, considering item 6.1.1.3 below, as well as those interconnection revenues and expenses that are the purpose of item 6.1.1.2 below), (ii) taxes and contributions that, directly or indirectly, are due (or to fall due) as a result of providing Voice Services and (iii) costs incurred from the filing of end users who default on payment of the Voice Services with credit protection bodies (blacklisting), arriving, therefore, at the Income.

6.1.1.2   For the purposes of calculating the balance between interconnection revenues and expenses pursuant to the previous item, the equivalent of one TU-RL shall be recorded as interconnection revenue, determined according to the prevailing network number rules, associated with: (i) domestic calls made via CSP

  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

21 or to non-geographic numbers sold by EMBRATEL, involving numbers managed by NET and charged outside the partnership for the exploitation of Voice Services; and (ii) international long-distance calls, forwarded by EMBRATEL ending in Voice Service numbers managed by NET and charged abroad. Similarly, the equivalent of one TU-RL shall be recorded as interconnection expenses, determined according to the prevailing regulation, associated with calls charged to Voice Service numbers managed by NET and ending in other numbers of EMBRATEL, except for those calls directed to NET “2004”, all of which shall be excluded from the accounting.

6.1.1.3   For the calculation of fixed local interconnection, EMBRATEL shall record as interconnection revenues or expenses, the net amount effectively paid or received as a result of the traffic of Voice Service numbers, managed by NET, in the scope of EMBRATEL’s relations with other operators, considering the total traffic of its local services. This net amount shall be the difference between: (i) the amount to be received from or paid by EMBRATEL to the other operators not taking into account the traffic corresponding to the Voice Service calls; and (ii) the amount to be received or paid considering this traffic.

6.1.2                  The Income shall be divided between the Parties, and the portion to be paid by EMBRATEL to NET shall include all the taxes and contributions owed by it due to the provision of the services listed in clause 6.1 pursuant to the laws prevailing at that time, so that both Parties receive the same net amount. In this regard, EMBRATEL shall pay to NET the portion of Income determined according to the following formula:

MN = Income/(2 – I/200)

Where:

MN is the amount to be paid by EMBRATEL to NET; and

I is the sum of taxes levied on the portion received by NET.

6.2               The monthly amount of [***], as agreed  upon by the parties, shall be deducted from the Income to be paid by EMBRATEL to NET, due to the capacity already contracted, pursuant to the Capacity Acquisition Agreement.

6.2.1                  The deduction provided for in the caput of this item shall become effective as of the date of the execution of the Capacity Acquisition Agreement and shall remain effective for 5 (five) years.

  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

6.3               In addition to the Telecommunication Services fees provided for in the previous item, EMBRATEL shall pay NET a fee for each end customer whose Voice Services are activated, calculated as per the rule set forth in Exhibit VIII to this AGREEMENT.

6.3.1                  EMBRATEL shall be exempt from paying the activation fee whenever and while the number of activated end customers is lower than the amount of activation fees then already paid by EMBRATEL to NET. Notwithstanding such exemption, NET shall not provide any refund of these payments.

6.4               Each Party shall bear the costs, expenses, charges and taxes corresponding to the execution of respective activities and obligations according to the terms and conditions of this AGREEMENT.

6.5 Eventual costs corresponding to CPMF (financial transaction tax) or a tax of an identical or similar nature levied on the amounts of (i) the Voice Services collected by NET at the time of their transfer to EMBRATEL and (ii) transfers of the portion of Income by EMBRATEL to NET for the remuneration of Telecommunication and Other Services, shall be shared through the deduction set forth in item 6.1.1.1 (ii) of this Agreement.

6.6 Notwithstanding the rules for determining the Income to be used as the basis for calculating the fees for Telecommunication and Other Services provided by NET to EMBRATEL, described in previous items, the Parties shall recognize same by the accrual method, estimating the revenues and expenses detailed in item 6.1.1 and sub-items, in the same way as EMBRATEL normally books its own income during each Calculation Period (“Accrued Income”).

6.5.1 EMBRATEL shall send NET, until the last business day of the corresponding accrual month, the accounting spreadsheets, stating the portion of the Accrued Income to be used as the basis for issuing the invoices for the provision of Telecommunication and Other Services and other documents required for the registration of NET‘s revenues arising from this Agreement.”

CLAUSE THREE – GENERAL PROVISIONS

3.1.            The terms used in this instrument, when highlighted in boldface and/or by the use of uppercase, shall be interpreted pursuant to the definitions contained in the AGREEMENT.

3.2.            This Addendum revokes and supersedes any possible verbal or written understanding between the Parties that violates the terms and conditions dealt with herein to date.

3.3.            The other clauses and conditions of the AGREEMENT and the First, Second and Third Addenda that have not been expressly amended by this instrument shall remain unchanged.

  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

3.4.            The PARTIES hereby elect the judicial district of the city of Rio de Janeiro as the only competent body to resolve any doubts or controversies arising from this instrument.

In witness whereof, the PARTIES execute this addendum in 2 (two) counterparts in the presence of the 2 (two) undersigned witnesses.

Rio de Janeiro, December 29, 2009

BY EMBRATEL:

/s/ José Formoso Martinez	/s/ Isaac Berensztejn
José Formoso Martinez Individual Taxpayer’s ID (CPF): 059.557.727-07	Isaac Berensztejn Individual Taxpayer’s ID (CPF): 332.872.367-68
BY NET:

/s/ José Antônio Guaraldi Félix	/s/ João Adalberto Elek Júnior
José Antônio Guaraldi Félix Individual Taxpayer’s ID (CPF):140.448.620-87	João Adalberto Elek Júnior Individual Taxpayer’s ID (CPF): 550.003.047-72

Witnesses:

/s/ Nelson Laureano Filho	/s/ Rodrigo Marques de Oliveira
Nelson Laureano Filho Individual Taxpayer’s ID (CPF): 267.687.987-15	Rodrigo Marques de Oliveira Individual Taxpayer’s ID (CPF): 033.663.777-20